Exhibit 10.17
SUMMARY OF
NON-EMPLOYEE DIRECTOR COMPENSATION

Board Fees	Each non-employee director shall receive annualized compensation of $25,000.00 for service as a director of the Board of GTT. Specifically, at the end of each calendar quarter during which a non-employee director serves as a member of the Board, such director shall receive $6,250.00 for such service (or a pro-rated amount in the event that the director served as such for less than the full calendar quarter).

Each chairperson of a Board committee shall receive additional annualized compensation in the amount of $5,000.00 for service in such capacity. Specifically, at the end of each calendar quarter during which the director serves as a committee chair, such director shall receive $1,250.00 for such service (or a pro-rated amount in the event that the director served in that capacity for less than the full calendar quarter).

Initial Stock Award	At such time as the Registration Statement on Form S-8 registering the equity securities authorized for issuance under GTT’s 2006 Employee, Director, and Consultant Stock Plan (the “Plan”) is filed and becomes effective (the “Registration Date”), each non-employee director serving as of the date of the initial GTT Board meeting shall receive an equity award equal to $50,000.00 of GTT common stock valued as of the Registration Date (the “Award”). The Award shall vest in four equal annual installments, starting upon the Registration Date. The Award shall in all respects be subject to the terms and conditions set forth in the Plan.

Expenses	Reasonable expenses incurred by each director in connection with service to the Board shall be reimbursed in accordance with the By-laws of GTT.